Exhibit 99.1

GlycoGenesys, Inc. Announces Results of Phase I Dose Escalation Clinical

Trial of Anti-Cancer Agent GCS-100 at the Rodman Renshaw Techvest Conference

GCS-100 Well Tolerated with Stable Disease and a Partial Response Observed

BOSTON—(BUSINESS WIRE)—Oct. 22, 2003—GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company developing novel drug candidates primarily based on glycobiology, today will present results from a Phase I dose escalation human clinical trial of its anti-cancer agent GCS-100 at the Rodman Renshaw Techvest Conference being held in Boston, Massachusetts.

Results

In the 12 patient Phase I dose escalation trial, GCS-100 was well tolerated and no dose-limiting toxicity was observed in any patient. A maximally tolerated dose of GCS-100 was not reached at dose levels up to 80 mg/m2, four times greater than previous clinical trials.

Five (41.7%) of the twelve patients enrolled in the trial achieved stable disease. All five patients had stable disease for at least three months. Three of these five patients had stable disease for at least five months. Three (25%) of the twelve patients enrolled in the trial remained on GCS-100 and completed the six-month clinical trial protocol. One of the three patients who completed the six-month clinical trial protocol still remains on GCS-100 after 18 months of treatment in a special extension protocol and has achieved a partial response.

Bradley J. Carver, President and CEO summarized the results, “The trial evaluated several different cancer tumor types in late-stage patients. GCS-100 was well tolerated at substantially higher dose levels than previous trials with signs of clinical activity being observed across a broad spectrum of tumor types. A number of the enrolled patients achieved stable disease, one a partial response. The patient with a partial response is going into their nineteenth month of treatment. We are pleased with what we have learned from these clinical trial results and look forward to getting back in the clinic in early 2004.”

Dr. Charles Redfern, the principal investigator of the trial, commented, “Having been involved in a prior colorectal cancer trial involving GCS-100, I continue to be encouraged by the early signs of clinical activity exhibited across a variety of cancer tumor types.” He went on to say, “I am further delighted to have a patient with a partial response, who is still receiving treatment with GCS-100. I enthusiastically look forward to conducting additional clinical trials involving GCS-100.”

About The Trial

The 12 patient open-label Phase I dose escalation trial of GCS-100 (sixteen percent ethanol) was designed to obtain additional information regarding the agent’s safety and clinical activity at dose levels up to four times greater than previously administered in humans.

The clinical trial evaluated patients with unresectable, relapsed, or refractory advanced solid tumors for which there is no curative therapy. Cancer tumor types treated in the trial included breast, lung, colorectal, kidney, stomach, ovarian and pancreatic cancer. GCS-100 was administered intravenously, twice weekly, at doses of 30, 42.5, 60 or 80 mg/m2 (three patients per dose group) for up to six, four-week treatment cycles, or six months. As is customary in such clinical trials, patients were taken off GCS-100 if their disease progressed as determined by tumor lesion measurements.

The principal investigator of the trial was Dr. Charles Redfern from Sharp Clinical Oncology Research in San Diego, California.

The primary objective of the trial was to establish the dose-limiting toxicity and maximally tolerated dose of GCS-100 in patients. The secondary objectives of the trial were to collect safety, pharmacokinetic, pharmacodynamic and efficacy data.

Efficacy was measured using the “Response Evaluation Criteria in Solid Tumor” or “RECIST” standard, observing the number of patients who might achieve a confirmed complete response (disappearance of all target, non-target lesions and normalization of tumor marker levels), a partial response (a greater than or equal to 30% decrease in the sum of the longest diameter of tumor lesions, persistence of one or more non-target lesions and maintenance of tumor marker levels above normal limits), stable disease or progressive disease.

Future Clinical Trial Plans

Having developed a substantially ethanol-free formulation, the Company plans to move forward with a dual-track clinical trial program. One track continues trials of GCS-100 as a monotherapy. The second track tests GCS-100 in combination with approved chemotherapeutic agents. Subject to FDA designation, the Company will seek to leverage regulatory initiatives such as Fast Track Drug Designation to expedite the clinical development and, if successful, approval of GCS-100.

The Company plans to conduct three Phase I dose escalation trials with its substantially ethanol-free formulation of GCS-100. The first trial will use GCS-100 as a monotherapy enrolling up to 30 patients and is planned to begin in early 2004. The other two trials will enroll an additional 30 patients, 15 patients per trial, each evaluating the safety of GCS-100 in combination with a different standard chemotherapeutic agent.

Following the Phase I monotherapy trial, two Phase II trials are planned in an unmet clinical indication of cancer evaluating GCS-100’s safety and efficacy as a monotherapy. Two additional Phase II trials are planned to evaluate GCS-100 in combination with different approved chemotherapeutic agents. The Phase II program could enroll over 300 patients.

The Company will determine the cancer indications for its Phase II clinical trial program based on an evaluation of all the pre-clinical and clinical data as well as considering the current unmet clinical needs and the shortest timeline for approval. This determination will be made in consultation with the Company’s distinguished Scientific Advisory Board, leading scientific collaborators and clinical investigators involved in the GCS-100 program. The timing of the Company’s planned clinical trial program is dependent on the availability of sufficient financial resources.

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. The Company most recently completed a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. In the area of agriculture, GlycoGenesys continues to seek strategic alternatives for Elexa- 4(R) Plant Defense Booster. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys, Inc.

Senior Vice President and CFO

John W. Burns, 617-422-0674

VP of Business Development

Rick Pierce, 617-422-0674

www.glycogenesys.com